EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.1 Million, or $0.27 per Diluted Share, in Second Quarter; Increases Regular Quarterly Cash Dividend to $0.09 per Share and Renews Stock Repurchase Plan

HELENA, Mont., July 21, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported second quarter net income of $1.1 million, or $0.27 per diluted share, compared to $1.3 million, or $0.32 per diluted share, in the second quarter a year ago.  In the preceding quarter, Eagle earned $763,000, or $0.20 per diluted share.  In the first six months of 2017, net income was $1.8 million, or $0.47 per diluted share, compared to $1.9 million, or $0.49 per diluted share, in the first six months of 2016.

Eagle’s board of directors increased its regular quarterly cash dividend by 12.5% to $0.09 per share.  The dividend will be payable September 1, 2017 to shareholders of record August 11, 2017.  The current annualized yield is 1.76% at recent market prices.

“During the first half of 2017 we generated solid operating results while growing the loan portfolio and expanding our net interest margin,” said Peter J. Johnson, President and CEO. “We have both the infrastructure and banking teams in place to continue to grow and gain market share.  We are pleased to be able to increase our quarterly cash dividend for over seventeen consecutive years.”

Second Quarter 2017 Highlights (at or for the three-month period ended June 30, 2017, except where noted)

  Net income grew 39.7% to $1.1 million, or $0.27 per diluted share in the second quarter, compared to $763,000, or $0.20 per diluted share in the preceding quarter, and was down compared to $1.3 million, or $0.32 per diluted share, in the second quarter of 2016.
  Net interest margin was 3.65%, which was up four basis points compared to the preceding quarter and a 34 basis point improvement compared to the second quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 8.0% to $9.5 million compared to $8.7 million in the same period a year ago.
  Total loans increased 14.5% to $508.1 million at June 30, 2017, compared to $443.9 million a year earlier.
  Commercial real estate loans increased 22.5% to $246.0 million, or 48.4% of total loans at June 30, 2017, compared to $200.8 million, or 45.2% of total loans a year earlier.
  Capital ratios remain strong with a tangible shareholders’ equity ratio of 11.29% at June 30, 2017.
  Increased quarterly cash dividend by 12.5% to $0.09 per share.

Balance Sheet Results

“New loan originations were up during the quarter, and loan demand remains strong.  We are benefiting from a healthy local economy and a seasoned lending team,” said Johnson.  Total loans increased 3.9% to $508.1 million at June 30, 2017, compared to $488.9 million three months earlier and increased 14.5% compared to $443.9 million a year earlier.

Eagle originated $84.3 million in new residential mortgages during the quarter, excluding construction loans, and sold $73.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.00%.  This production compares to residential mortgage originations of $51.7 million in the preceding quarter with sales of $56.6 million.

Commercial real estate loans increased 22.5% to $246.0 million at June 30, 2017, compared to $200.8 million a year earlier, while residential mortgage loans decreased 4.6% to $110.9 million compared to $116.2 million a year earlier.  Commercial loans increased 18.9% to $58.2 million, home equity loans increased 3.0% to $49.3 million and construction loans increased 79.7% to $29.4 million, compared to a year ago.

Eagle’s total deposits increased modestly to $514.3 million at June 30, 2017, compared to $508.9 million a year earlier but decreased compared to $526.3 million at March 31, 2017.  As of quarter-end, checking and money market accounts represent 53.8%, savings accounts represent 17.2%, and CDs comprise 29.0% of the total deposit portfolio.

Total assets increased 7.1% to $710.2 million at June 30, 2017, compared to $663.3 million a year earlier and increased 3.9% compared to $683.7 million three months earlier.  Shareholders’ equity increased 3.5% to $62.1 million at June 30, 2017, compared to $60.0 million three months earlier and increased 5.3% compared to $59.0 million one year earlier.  Tangible book value was $14.37 per share at June 30, 2017, compared to $13.81 per share at March 31, 2017, and $13.63 per share a year earlier.

Operating Results

“Our net interest margin improved four basis points compared to the preceding quarter and expanded 34 basis points compared to the year ago quarter, largely due to profitable loan growth,” Johnson said.  Eagle’s net interest margin was 3.65% in the second quarter, compared to 3.61% in the preceding quarter, and 3.31% in the second quarter a year ago.  Year-to-date, Eagle’s net interest margin improved 30 basis points to 3.63% compared to 3.33% in the first six months of 2016.  Funding costs for the second quarter were up 12 basis points while asset yields were up 46 basis points compared to a year ago.  The investment securities portfolio decreased to $123.2 million at June 30, 2017, compared to $140.4 million a year ago, which had a positive impact on the average yields on earning assets.

Eagle’s second quarter revenues increased to $9.5 million, compared to $8.7 million in both the preceding quarter and the second quarter a year ago.  Year-to-date, revenues increased 9.9% to $18.1 million compared to $16.5 million in the first six months of 2016.  Net interest income before the provision for loan loss increased 19.0% to $5.9 million in the second quarter compared to $4.9 million in the second quarter one year ago, and increased 7.2% compared to $5.5 million in the preceding quarter.  In the first six months of the year, net interest income increased 15.8% to $11.4 million, compared to $9.8 million in the first six months of 2016.

Noninterest income decreased 6.2% to $3.6 million in the second quarter, compared to $3.8 million in the second quarter a year ago, but increased 11.3% compared to $3.2 million in the preceding quarter.  The net gain on sale of mortgage loans totaled $2.3 million in the second quarter, compared to $1.8 million in the preceding quarter and $2.4 million in the second quarter a year ago.  In the first six months of 2017, noninterest income increased modestly to $6.8 million compared to $6.7 million in the first six months one year ago.

Second quarter noninterest expenses were $7.6 million, compared to $7.4 million in the preceding quarter and $6.7 million in the year ago quarter.  Year-to-date, noninterest expenses totaled $15.1 million compared to $13.2 million in the same period a year earlier.  Higher compensation expenses contributed to the majority of the year-over-year increase.

Credit Quality

Second quarter provision for loan losses was $302,000, compared to $301,000 in the preceding quarter and $459,000 in the second quarter a year ago.  The allowance for loan losses represented 309.2% of nonperforming loans at June 30, 2017, compared to 300.1% three months earlier and 196.0% a year earlier.

Nonperforming loans (NPLs) were $1.7 million at the end of the second quarter, which was unchanged compared to three months earlier, and down 22.2% compared to $2.2 million a year earlier.

Eagle’s net charge-offs were $152,000 in the second quarter, compared to net loan recoveries of $4,000 in the preceding quarter and net charge-offs of $139,000 in the second quarter a year ago.  The allowance for loan losses was $5.2 million, or 1.03% of total loans at June 30, 2017, compared to $5.1 million, or 1.04% of total loans at March 31, 2017 and $4.3 million, or 0.96% of total loans a year ago.

Total OREO and other repossessed assets was $493,000 at June 30, 2017, compared to $668,000 at March 31, 2017 and $565,000 a year ago.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.2 million at June 30, 2017 or 0.31% of total assets, compared to $2.4 million, or 0.35% of total assets three months earlier and $2.7 million, or 0.41% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 11.29% at June 30, 2017.  (Shareholders’ equity, plus trust preferred securities, subordinated debt and senior debt, less goodwill and core deposit intangible to tangible assets).

On February 13, 2017, the Company completed the issuance of $10 million of senior unsecured debt.  The net proceeds of $9.8 million was used as capital contribution to its bank subsidiary to support growth.

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 2.6% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	June 30,	March 31,	June 30,
	2017	2017	2016

Assets:
Cash and due from banks	$7,244	$5,353	$5,579
Interest-bearing deposits with banks	1,797	813	844
Total cash and cash equivalents	9,041	6,166	6,423
Securities available-for-sale, at market value	123,191	127,212	140,449
FHLB stock, at cost	4,841	3,344	3,735
FRB stock	871	871	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	16,206	8,432	21,246
Loans:
Residential mortgage (1-4 family)	110,906	112,872	116,207
Commercial loans	58,230	54,614	48,982
Commercial real estate	246,005	234,467	200,848
Construction loans	29,440	24,118	16,382
Consumer loans	15,293	14,786	14,618
Home equity	49,266	49,037	47,842
Unearned loan fees	(1,008)	(1,036)	(951)
Total loans	508,132	488,858	443,928
Allowance for loan losses	(5,225)	(5,075)	(4,260)
Net loans	502,907	483,783	439,668
Accrued interest and dividends receivable	2,174	2,101	2,274
Mortgage servicing rights, net	6,127	5,892	5,196
Premises and equipment, net	20,040	19,750	17,965
Cash surrender value of life insurance	14,289	14,191	14,683
Real estate and other assets acquired in settlement of loans, net	493	668	565
Goodwill	7,034	7,034	7,034
Core deposit intangible	328	356	449
Deferred tax asset, net	1,132	2,036	313
Other assets	1,385	1,686	2,310
Total assets	$710,214	$683,677	$663,336

Liabilities:
Deposit accounts:
Noninterest bearing	91,811	95,737	88,327
Interest bearing	422,454	430,548	420,555
Total deposits	514,265	526,285	508,882
Accrued expense and other liabilities	4,867	4,309	5,000
FHLB advances and other borrowings	104,182	68,266	75,491
Long-term debt, net	24,778	24,782	14,959
Total liabilities	648,092	623,642	604,332

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,811,409, 3,811,409 and 3,779,464 shares outstanding
at June 30, 2017, March 31, 2017 and June 30, 2016, respectively)	41	41	41
Additional paid-in capital	22,444	22,407	22,168
Unallocated common stock held by employee stock ownership plan (ESOP)	(725)	(767)	(891)
Treasury stock, at cost (271,718, 271,718 and 303,663 shares at
June 30, 2017, March 31, 2017 and June 30, 2016, respectively)	(2,971)	(2,971)	(3,321)
Retained earnings	42,460	41,699	38,626
Accumulated other comprehensive income (loss)	873	(374)	2,381
Total shareholders' equity	62,122	60,035	59,004
Total liabilities and shareholders' equity	$710,214	$683,677	$663,336

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Interest and dividend Income:
Interest and fees on loans	$6,174	$5,570	$4,955	$11,744	$9,792
Securities available-for-sale	714	729	740	1,443	1,487
FRB and FHLB dividends	36	40	35	76	66
Interest on deposits with banks	1	-	1	1	1
Other interest income	-	1	-	1	3
Total interest and dividend income	6,925	6,340	5,731	13,265	11,349
Interest Expense:
Interest expense on deposits	376	380	381	756	736
FHLB advances and other borrowings	322	205	212	527	413
Long-term debt	347	272	195	619	389
Total interest expense	1,045	857	788	1,902	1,538
Net interest income	5,880	5,483	4,943	11,363	9,811
Loan loss provision	302	301	459	603	909
Net interest income after loan loss provision	5,578	5,182	4,484	10,760	8,902

Noninterest income:
Service charges on deposit accounts	239	232	211	471	410
Net gain on sale of loans	2,263	1,825	2,438	4,088	4,156
Mortgage loan servicing fees	509	547	442	1,056	805
Wealth management income	180	141	159	321	295
Interchange and ATM fees	228	206	223	434	425
Appreciation in cash surrender value of life insurance	126	124	113	250	225
Net (loss) gain on sale of available-for-sale securities	(14)	-	84	(14)	84
Net (loss) gain on sale of real estate owned and other repossessed property	(24)	(1)	12	(25)	12
Other noninterest income	63	134	124	197	290
Total noninterest income	3,570	3,208	3,806	6,778	6,702

Noninterest expense:
Salaries and employee benefits	4,586	4,433	3,916	9,019	7,606
Occupancy and equipment expense	672	717	671	1,389	1,460
Data processing	566	567	463	1,133	1,011
Advertising	269	189	150	458	338
Amortization of mortgage servicing fees	262	262	285	524	513
Amortization of core deposit intangible and tax credits	107	107	111	214	223
Federal insurance premiums	36	84	123	120	206
Postage	51	48	34	99	88
Legal, accounting and examination fees	200	85	61	285	159
Consulting fees	59	49	34	108	117
Write-down on real estate owned and other repossessed property	9	36	-	45	-
Other noninterest expense	803	862	838	1,665	1,513
Total noninterest expense	7,620	7,439	6,686	15,059	13,234

Income before income taxes	1,528	951	1,604	2,479	2,370
Income tax provision	462	188	340	650	459
Net income	$1,066	$763	$1,264	$1,829	$1,911

Basic earnings per share	$0.28	$0.20	$0.34	$0.48	$0.51
Diluted earnings per share	$0.27	$0.20	$0.32	$0.47	$0.49
Weighted average shares
outstanding (basic EPS)	3,811,409	3,811,409	3,779,464	3,811,409	3,779,464
Weighted average shares
outstanding (diluted EPS)	3,869,885	3,875,677	3,873,171	3,872,765	3,873,171

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	June 30	March 31	June 30
	2017	2017	2016
Asset Quality:
Nonaccrual loans	$1,611	$651	$2,040
Loans 90 days past due	79	998	89
Restructured loans, net	-	42	44
Total nonperforming loans	1,690	1,691	2,173
Other real estate owned and other repossessed assets	493	668	565
Total nonperforming assets	$2,183	$2,359	$2,738
Nonperforming loans / portfolio loans	0.33%	0.35%	0.49%
Nonperforming assets / assets	0.31%	0.35%	0.41%
Allowance for loan losses / portfolio loans	1.03%	1.04%	0.96%
Allowance / nonperforming loans	309.17%	300.12%	196.04%
Gross loan charge-offs for the quarter	$189	$9	$148
Gross loan recoveries for the quarter	$37	$13	$9
Net loan charge-offs for the quarter	$152	$(4)	$139

Capital Data (At quarter end):
Tangible book value per share	$14.37	$13.81	$13.63
Shares outstanding	3,811,409	3,811,409	3,779,464

Profitability Ratios (For the quarter):
Efficiency ratio*	79.50%	84.36%	75.15%
Return on average assets	0.61%	0.46%	0.78%
Return on average equity	6.97%	5.19%	8.76%
Net interest margin	3.65%	3.61%	3.31%

Profitability Ratios (Year-to-date):
Efficiency ratio *	81.83%	84.36%	78.79%
Return on average assets	0.54%	0.46%	0.60%
Return on average equity	6.10%	5.19%	6.68%
Net interest margin	3.63%	3.61%	3.33%

Other Information
Average total assets for the quarter	$700,682	$662,541	$649,585
Average total assets year to date	$682,486	$662,541	$641,188
Average earning assets for the quarter	$644,885	$607,048	$596,479
Average earning assets year to date	$626,791	$607,048	$589,432
Average loans for the quarter **	$512,138	$474,439	$448,158
Average loans year to date **	$493,393	$474,439	$438,283
Average equity for the quarter	$61,134	$58,752	$57,746
Average equity year to date	$59,959	$58,752	$57,257
Average deposits for the quarter	$512,736	$515,851	$493,879
Average deposits year to date	$515,054	$515,851	$487,463

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007